UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ASTRONOVA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ACTION NEEDED: An Important Message from your CEO

Support AstroNova’s Board of Directors by Voting Your Shares Today on the WHITE Proxy Card

Dear AstroNova Team,

Your support as shareholders of the company is particularly important for this year’s Annual Meeting of Shareholders.

An AstroNova shareholder, Samir Patel, and his firm Askeladden Capital, is attempting to replace your highly qualified Board of Directors with his slate of nominees that have NO relevant leadership nor governance experience in our industries to guide our company.

We urge you to discard any proxy materials and the gold card from Samir Patel or Askeladden.

Vote to re-elect ALL SIX of AstroNova’s Board nominees on the WHITE proxy card.

Our goal is to continue to create shareholder value through the execution of our strategy to drive growth and improve profitability. To execute our plan, we need you to continue your excellent work and stay focused on delivering for our customers, maintaining our high standards, and building the positive momentum we are driving together. We’re proud of what we’ve achieved as a team and are excited to continue driving our success forward.

Our mission and 56-year history remain core to our business and will not be disrupted by this inexperienced shareholder. We have retained a highly experienced dedicated team in Alliance Advisors to address this interruption. If you are receiving inquiries regarding the situation from customers, suppliers, and neighbors, feel free to reach out to the Investor Relations team at Alliance Advisors, at (716) 843-3908 or via email at ALOT@allianceadvisors.com.

YOUR VOTE IS IMPORTANT!

Every vote counts regardless of the number of shares you hold.

The process is simple and convenient. You can vote online, by phone, or by mailing back the signed and dated WHITE proxy card using the prepaid envelope you received.

Once you complete and submit the WHITE proxy card voting FOR all six nominees, no further action is needed. If you’re unsure if your vote is in or if you’ve inadvertently submitted a gold card, you can submit a WHITE proxy card and only your most recent voting card will be counted.

If you have any questions or need help with voting, please don’t hesitate to reach out to the proxy solicitation team at Alliance Advisors, at (844) 202-6164 or via email at ALOTproxy@allianceadvisors.com.

Thank you for your continued commitment. As always, we’ll keep you informed of any important updates.

Thank you,

Gregory A. Woods

President and CEO

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